Exhibit 10.2

SECOND AMENDMENT TO LEASE

This SECOND AMENDMENT TO LEASE (the “Second Amendment”) dated this 12th day of March, 2018 (the “Effective Date”) is made by and between TWO CANAL PARK MASSACHUSETTS, LLC, a Delaware limited liability company (the “Landlord”), and HUBSPOT, INC., a Delaware corporation (the “Tenant”).

RECITALS:

A.WHEREAS, Landlord and Tenant entered into that certain Lease dated April 23, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated August 10, 2016 (the “First Amendment”) (collectively, the “Lease”) whereby Tenant leases from Landlord certain premises consisting of approximately 67,960 rentable square feet, comprised of: (i) 17,358 rentable square feet on the first (1st) floor; and (ii) approximately 50,602 rentable square feet on the second (2nd) floor (the “Premises”) in the building located at Two Canal Park, Cambridge, Massachusetts (the “Building”); and

B.WHEREAS, Landlord and Tenant have agree to amend the Lease on the terms and conditions set forth herein.

AGREEMENT:

NOW THEREFORE, in consideration of the promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.Recitals.  The recitals set forth above are incorporated herein and made a part of this Second Amendment as if set forth herein in full.

2.Capitalized Terms.  All capitalized terms used in this Second Amendment that are not defined in this Second Amendment shall have the meanings ascribed to such terms in the Lease. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the definitions set forth in this Second Amendment shall control.

3.Amendment to Definition of RFO Premises.

(a)	Landlord hereby represents that there are no superior rights to any of the RFO Premises (as such term is hereinafter amended) as of the date of this Second Amendment.
(b)	The RFO Premises, as defined in the first sentence of Section 29.17(a) of the Original Lease, shall be deleted in its entirety and restated as follows:

“RFO Premises” shall be defined as any area on the third (3rd), fourth (4th), and fifth (5th) floor of the Building, when such area becomes available for lease to Tenant, as hereinafter defined, during the Term of the Lease.

4.Exterior Signage.  In addition to Tenant’s Exterior Signage rights pursuant to: (i) Section 11 of the First Amendment; and (ii) Section 17.4 of the Original Lease, Tenant, at its sole cost and expense, shall have the right to install one (1) additional exterior sign on the façade of the Building subject to all terms and conditions of Section 17.4 of the Original Lease.  For purposes of confirmation herein, Tenant shall have the right to install a total of three (3) exterior signs on the façade of the Building subject to all terms and conditions of Section 17.4 of the Original Lease.

5.Security Deposit.  As of the Effective Date, Landlord is currently holding the Security Deposit in the amount of $855,028.00 which shall continue to be held by Landlord in connection with the terms and conditions of the Lease.

6.Brokers.  Tenant represents to Landlord that Tenant has not dealt with any broker in connection with this Second Amendment other than CBRE/New England representing Landlord exclusively (“Landlord’s Broker”), and T3 Advisors, LLC, representing Tenant exclusively (“Tenant’s Broker”), and warrants that no other broker is or may be entitled to any commission in connection therewith.  Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s agents from all damages, liability and expense (including reasonable attorneys’ fees) arising from any claims or demands of any  other brokers or finders for any commission alleged to be due such brokers or finders in connection with their participation in the negotiation with Tenant of this Second Amendment.  Landlord represents and warrants that, in connection with the execution and delivery of the Lease, it has not directly or indirectly dealt with any broker other than Landlord’s Broker and Tenant’s Broker.  Landlord agrees to defend, exonerate and save harmless Tenant and anyone claiming by, through, or under Tenant against any claims arising in breach of the representation and warranty set forth in the immediately preceding sentence. Landlord shall pay any commissions due to Landlord’s Broker and Tenant’s Broker pursuant to a separate agreement between Landlord and Landlord’s Broker.

7.Counterparts and Authority.  This Second Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.  Landlord and Tenant each warrant to the other that the person or persons executing this Second Amendment on its behalf has or have authority to do so and that such execution has fully obligated and bound such party to all terms and provisions of this Second Amendment.

8.Confirmation of Lease.  Except as amended by this Second Amendment, all terms and provisions of the Lease shall remain in full force and effect, and as further modified by this Second Amendment, is expressly ratified and confirmed by the parties hereto. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the provisions of the Lease regarding assignment and subletting.

9.Governing Law; Interpretation and Partial Invalidity.  This Second Amendment shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any term of this Second Amendment, or the application thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Second Amendment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Second Amendment shall be valid and enforceable to the fullest extent permitted by law.  The titles for the paragraphs are for convenience only and are not to be considered in construing this Second Amendment.  This Second Amendment contains all of the agreements of the parties with respect to the subject matter hereof, and supersedes all prior dealings between them with respect to such subject matter.

10.Binding Agreement.  This document shall become effective and binding only upon the execution and delivery of this Second Amendment by both Landlord and Tenant.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed as of the Effective Date.

LANDLORD:

TWO CANAL PARK MASSACHUSETTS, LLC
a Delaware limited liability company

By:	BAY STATE REIT, LLC
a Delaware limited liability company, its Manager

By:	U.S. REAL ESTATE INVESTMENT FUND REIT, INC.
a Delaware corporation, its Manager

By:	/s/ Thomas Taranto
Name:	Thomas Taranto
Title:	Vice President

TENANT:

HUBSPOT, INC.
a Delaware corporation

By:	/s/ John P. Kelleher
Name:	John P. Kelleher
Title:	General Counsel

4